Exhibit 99.1

PJT Partners Inc. Announces Chief Financial Officer Transition Arun Kalra, PJT Partners Director of Finance, to Become CFO Helen Meates to Step Down From Role After More Than a Decade With the Company

New York, July 16, 2026: PJT Partners Inc. (the “Company” or “PJT Partners”) (NYSE: PJT) today announced the appointment of Arun Kalra as Chief Financial Officer, effective October 1, 2026. Mr. Kalra will succeed Helen Meates, who will step down as Chief Financial Officer of the Company after more than a decade in the role. Ms. Meates will stay on through year-end 2026 to ensure a seamless transition.

Mr. Kalra currently serves as Director of Finance at PJT Partners. He joined the Company in 2016 as Head of Financial Planning and Analysis and has worked closely with Ms. Meates across all aspects of PJT Partners' global finance function, taking on progressively broader responsibilities. Prior to joining PJT Partners, Mr. Kalra was a senior member of the compensation team at UBS. He holds a BSc from the London School of Economics.

“Helen has been an extraordinary partner in building PJT Partners since our earliest days, and we are deeply grateful for her contributions to our success," said Paul J. Taubman, Chairman and Chief Executive Officer. "We are fortunate to have a successor who shares the same standards of leadership, integrity, and commitment to excellence. Our Board of Directors and management team are highly confident that Arun is the right person to lead our finance function forward.”

“I am honored to have the opportunity to serve as CFO of PJT Partners and am grateful for the confidence shown in me,” said Mr. Kalra. “I look forward to helping sustain the firm’s significant momentum, building on the strong foundation that Helen has established over the past decade.”

“It has been a privilege to serve as CFO of PJT Partners while working alongside Paul and the broader team over the past decade,” said Ms. Meates. “Arun has been an essential member of our finance team from day one. I have complete confidence in his ability to assume these new responsibilities given his strong track record and dedication to the firm.”

About PJT Partners

PJT Partners is a premier, global, advisory-focused investment bank that was built from the ground up to be different. Our highly experienced, collaborative teams provide independent advice coupled with old-world, high-touch client service. This ethos has allowed us to attract some of the very best talent in the markets in which we operate. We deliver leading advice to many of the world's most consequential companies, effect some of the most transformative transactions and restructurings and raise billions of dollars of capital around the globe to support startups and more established companies. To learn more about PJT Partners, please visit our website at www.pjtpartners.com.

Media Relations: Jon Keehner Joele Frank, Wilkinson Brimmer Katcher Tel: +1 212.355.4449 PJT-JF@joelefrank.com	Investor Relations: Sharon Pearson PJT Partners Inc. Tel: +1 212.364.7120 pearson@pjtpartners.com